EXHIBIT 99.1
In re Washington Mutual, Inc., et al.
Case No. 08-12229 (MFW)

OFFICE OF THE UNITED STATES TRUSTEE - REGION 3

POST-CONFIRMATION QUARTERLY SUMMARY REPORT

This Report is to be submitted for all bank accounts that are presently maintained by the post confirmation debtor.

Debtor's Name: Washington Mutual, Inc., et al	Bank: Various

Bankruptcy Number: 08-12229 (MFW)	Account Number: Various

Date of Confirmation: February 23, 2012	Account Type: Various

Reporting Period (month/year):	July 1, 2013 through September 30, 2013

Beginning Cash Balance:	$ 231,987,204

All receipts received by WMI Liquidating Trust (“Trust”) on behalf of the Debtors:

Cash Sales / Interest:	$ 2,958,110

Collection of Accounts Receivable:	$ 0

Proceeds from Litigation / Settlement:	$ 0

Sale of Debtor’s Assets:	$ 150,000

Other Cash Receipts /Transfers:	$ 15,160,404

Total of cash received:	$ 18,268,514

Total of cash available:	$ 250,255,718

Less all disbursements or payments (including payments made under the confirmed plan) made by the Trust:

Disbursements made under the plan, excluding the administrative claims of bankruptcy professionals:	$ 6,099,505

Disbursements made pursuant to the administrative claims of bankruptcy professionals:

All other disbursements made in the ordinary course:	$ 561,043

Total Disbursements	$ 10,533,831

Ending Cash Balance:	$ 239,721,887

/s/
Date	Name/Title

WMI Liquidating Trust
September 2013 Quarterly Summary Report -- UNAUDITED

TABLE OF CONTENTS

Page	Description

1	Background/Disclaimer

3	Schedule of Cash Receipts and Disbursements - Quarterly

4	Schedule of Cash Receipts and Disbursements - Cumulative

5	Statement of Net Assets in Liquidation (Balance Sheet)

6	Statement of Changes in Net Assets in Liquidation (Income Statement)

7	Notes to the Financial Statements

11	Rollforward of Liquidating Trust Interests

12	Next Dollar Analysis -- September 30, 2013

13	Next Dollar Analysis -- Projected LTI Balance after November 1, 2013 Distributions

14	Rollforward of Disputed Claims Reserve

In re Washington Mutual, Inc., et al.
Case No. 08-12229 (MFW)

BACKGROUND / DISCLAIMER

This Quarterly Summary Report of  WMI Liquidating Trust (the “Trust”), as successor-in-interest to Washington Mutual, Inc. (“WMI”) and WMI Investment Corp. (together referred to as the “Debtors”), to the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”) covering the period from July 1, 2013 through September 30, 2013, was prepared solely for the purpose of complying with the quarterly operating guidelines as described in the Chapter 11 Trustee Handbook, United States Department of Justice, May 2004 in accordance with 28 U.S.C. §1746(2).  This Quarterly Summary Report is limited in scope, covers only a limited time period, and is not intended to serve as a basis for investment in any security of any issuer.  This Quarterly Summary Report was prepared in accordance with liquidation basis accounting.  The financial data reflected in this document were not audited or reviewed by an independent registered public accounting firm and are subject to future adjustment and reconciliation.  Given its special purpose and limited scope, this report does not include all adjustments and notes that would be required to be reported in accordance with U.S. Generally Accepted Accounting Principles as adopted by the Financial Accounting Standards Board (“FASB”).  Results set forth in the Quarterly Summary Report should not be viewed as indicative of future results.  This disclaimer applies to all information contained herein.

On September 26, 2008 (the “Petition Date”), the Debtors commenced voluntary cases under Chapter 11 of title 11 of the United States Code with the Bankruptcy Court.  Prior to the Petition Date, on September 25, 2008, the Director of the Office of Thrift Supervision appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Washington Mutual Bank (“WMB”), a subsidiary of WMI, and advised WMI that the receiver was immediately taking possession of WMB’s assets.  Immediately after its appointment as receiver, the FDIC sold substantially all the assets of WMB, including the stock of Washington Mutual Bank fsb, to JPMorgan Chase Bank, National Association (“JPMC”), pursuant to that certain Purchase and Assumption Agreement, Whole Bank, dated as of September 25, 2008.

The Bankruptcy Court confirmed the Seventh Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code that the Debtors filed with the Bankruptcy Court on December 12, 2011 (and as subsequently amended and modified from time to time, the “Plan”), by order, dated February 23, 2012, (the “Confirmation Order”) [D.I. 9759].  After the satisfaction or waiver of the conditions described in the Plan, the transactions contemplated by the Plan were consummated on March 19, 2012 (the “Effective Date”), and, on March 23, 2012, the Debtors made initial distributions to creditors pursuant to the Plan (the “Initial Distribution”).  WMI emerged on the Effective Date as a newly reorganized company, WMI Holdings Corp. (“Reorganized WMI”).

In addition, the Plan provided for the creation of the Trust, which was formed on March 6, 2012, pursuant to the execution of the liquidating trust agreement dated as of March 6, 2012, by and among the Debtors, William C. Kosturos, as the liquidating trustee (the “Liquidating Trustee”), and CSC Trust Company of Delaware, as the Delaware resident trustee (as amended, the “Liquidating Trust Agreement”).   On or shortly after the Effective Date, certain of the Debtors’ assets were transferred to the Trust for the benefit of those stakeholders who were not paid in full in the Initial Distribution or whose claims remain disputed.   The Trust is a successor-in-interest to the Debtors pursuant to the Plan and the Liquidating Trust Agreement.  The Trust has an initial term of three years from the Effective Date, subject to extension for up to an additional three years (subject to certain limited exceptions) with the approval of the Bankruptcy Court.

As successor-in-interest to WMI, the Trust bears the responsibility for future reporting to the Bankruptcy Court.  The Trust reports in accordance with liquidation basis accounting, which requires the reporting entity to report its assets and liabilities based on net realizable values, or the cash the Trust expects to receive for its assets.  For purposes of the Quarterly Summary Reports, management has used the fair market values assigned to the assets for tax reporting purposes.  Valuation of assets requires management to make difficult estimates and judgments.   Management used the services of an independent valuation firm to make its estimates for select assets. Estimates necessarily require assumptions, and changes in such assumptions over time could materially affect the results.  Due to the inherently uncertain nature of estimates and the underlying assumptions, the actual cash to be received by the Trust from liquidation of assets and liabilities will likely be different than reported.  Ongoing adjustments and reconciliations will be reflected in future Quarterly Summary Reports filed with the Bankruptcy Court (which the Trust files with the U.S. Securities and Exchange Commission, or “SEC”, under cover of Form 8-K), and in the

Trust’s modified annual report on Form 10-K filed with the SEC for its fiscal year ending December 31, 2012 on April 1, 2013.

The information provided in the notes to the financial statements is provided to offer additional information to the readers of this report.  However, the information is not complete and should be read in conjunction with the Plan and Disclosure Statement.  In addition, readers are encouraged to visit the Trust’s website at www.wmitrust.com, which contains a link to the Trust’s filings with the SEC.

WMI Liquidating Trust
September 2013 Quarterly Summary Report - UNAUDITED
Schedule of Cash Receipts and Disbursements -- Quarterly

	For the Quarter ended September 30, 2013

	Cash	Litigation Reserve	Disputed Claim Cash	Restricted Cash	Total

Beginning Cash - June 30, 2013	$36,457,294	$17,137,866	$177,074,167	$1,317,878	$231,987,204

Receipts
Interest /Investment Income Received	209	-	341	-	550
Treasury Bill accretion	7,778	-	8,168	-	15,946
Sale / Monetization of Debtor's assets	150,000	-	-	-	150,000
Collection of tax receivable	-	-	-	-	-
Proceeds from Litigation	-	-	-	-	-
Proceeds from run-off notes	17,842,799	-	5,098	-	17,847,897
Distribution from subsidiaries	-	-	-	-	-
Reimbursement for tax professional fees	-	-	-	-	-
Other receipts	253,988	-	133	-	254,121
Total Receipts	18,254,774	-	13,740	-	18,268,514

Transfers
Disallowance of disputed claims	-	-	-	-	-
Allowance of disputed claims	-	-	-	-	-
Allowance of unreserved claims	-	-	-	-	-
Distribution to disputed Liquidating Trust Interests	(151,983)	-	151,983	-	-
Claims disallowed for non-release	-	-	-	-	-
Conditional release from litigation reserve	12,000,000	(12,000,000)	-	-	-
Other transfers	-	-	-	-	-
Total transfers	11,848,017	(12,000,000)	151,983	-	-

Disbursements/Payments

Disbursements to allowed claimants
Disbursements to Liquidating Trust Interests	5,948,079	-	-	(1,825)	5,946,254
Disbursements to newly released / allowed claims	-	-	-	154,983	154,983
Other disbursements to allowed claimants (taxes, releases, etc)	15,139	-	-	(16,871)	(1,732)

Disbursements made for bankruptcy expenses
For services prior to the effective date	-	-	-	-	-
For services after the effective date	3,613,582	259,701	-	-	3,873,283

Disbursements in ordinary course:
Salaries and benefits	333,088	-	-	-	333,088
Travel and other expenses	4,237	-	-	-	4,237
Occupancy and supplies	97,365	-	-	-	97,365
Other outside services	17,736	-	-	-	17,736
Other disbursements	18,617	-	-	-	18,617
Trust Advisory Board fees and expenses	90,000	-	-	-	90,000
Disbursements in ordinary course	561,043	-	-	-	561,043

Total Disbursements	10,137,843	259,701	-	136,287	10,533,831

Ending Cash and Cash Equivalants	$56,422,242	$4,878,165	$177,239,889	$1,181,591	$239,721,887

WMI Liquidating Trust
September 2013 Quarterly Summary Report - UNAUDITED
Schedule of Cash Receipts and Disbursements -- Cumulative

	From the Effective Date through September 30, 2013

	Cash	Litigation Reserve	Disputed Claim Cash	Restricted Cash	Total
Beginning Cash - Effective Date	$140,117,720	$20,000,000	$725,779,642	$53,738,857	$939,636,219

Receipts
Interest /Investment Income Received	4,399	-	395	10,158	14,952
Treasury Bill accretion	24,253	-	317,677	-	341,930
Sale / Monetization of Debtor's assets	3,779,622	-	-	-	3,779,622
Proceeds from run-off notes	51,383,105	-	14,977	-	51,398,082
Distribution from subsidiaries	3,431,878	-	-	-	3,431,878
Reimbursement for tax professional fees	1,455,407	-	-	-	1,455,407
Other receipts	1,545,463	-	12,705	904,565	2,462,733
Total Receipts	61,624,127	-	345,754	914,723	62,884,604

Transfers
Disallowance of disputed claims	562,739,049	-	(562,739,049)	-	-
Allowance of disputed claims	-	-	(35,741,818)	35,741,818	-
Allowance of unreserved claims	(150,528)	-	-	150,528	-
Distribution to disputed Liquidating Trust Interests	(49,595,359)	-	49,595,359	-	-
Claims disallowed for non-release	14,209,673	-	-	(14,209,673)	-
Conditional release from litigation reserve	12,000,000	(12,000,000)	-	-	-
Other transfers	1,527,305	-	-	(1,527,305)	-
Total transfers	540,730,139	(12,000,000)	(548,885,507)	20,155,368	-

Disbursements/Payments

Disbursements to allowed claimants
Disbursements to Liquidating Trust Interests	598,127,009	-	-	(10,933,100)	587,193,909
Disbursements to newly released / allowed claims	-	-	-	73,056,993	73,056,993
Other disbursements to allowed claimants (taxes, releases, etc)	44,004	-	-	11,503,463	11,547,467

Disbursements made for bankruptcy expenses
For services prior to the effective date	49,874,229	-	-	-	49,874,229
For services after the effective date	31,962,112	3,121,835	-	-	35,083,947

Disbursements in ordinary course:
Salaries and benefits	2,781,515	-	-	-	2,781,515
Travel and other expenses	116,693	-	-	-	116,693
Occupancy and supplies	816,624	-	-	-	816,624
Other outside services	536,486	-	-	-	536,486
Other disbursements	352,503	-	-	-	352,503
D&O Insurance	464,625	-	-	-	464,625
Trust Advisory Board fees and expenses	973,945	-	-	-	973,945
Disbursements in ordinary course	6,042,392	-	-	-	6,042,392

Total Disbursements	686,049,745	3,121,835	-	73,627,356	762,798,936

Ending Cash and Cash Equivalants	$56,422,242	$4,878,165	$177,239,889	$1,181,591	$239,721,887

WMI Liquidating Trust
September 2013 Quarterly Summary Report - UNAUDITED
Statements of Net Assets in Liquidation
(Liquidation Basis)

	9/30/2013	Effective Date
Assets:
Cash and cash equivalents	$56,422,242	$140,117,720
Cash held in reserve for litigation costs	4,878,165	20,000,000
Cash held in reserve for disputed claims	177,239,889	725,779,642
Other restricted cash	1,181,591	53,738,857
Total cash and cash equivalents	239,721,887	939,636,219

Income tax receivable	96,000,000	96,000,000
WMI runoff notes	102,531,385	127,851,091
WMI runoff notes (held in Disputed Claims)	29,266	1,232,742
Investment in subsidiaries	194,506	3,715,263
Prepaid expenses	1,016,704	948,080
Other assets	87,412	2,285,732
Total assets	$439,581,160	$1,171,669,128

Liabilities:
Pre-effective date liabilities	$83,720	$94,112,477
Cash held for allowed claimants	1,181,591	53,471,976
Estimated costs to operate trust (See Notes 2, 5 and 9 for further information)	12,165,132	40,000,000
Accounts payable	20,867	6,123,945
Accrued wages and benefits	452,501	18,261
Other accrued liabilities	3,234,050	133,441
Accrued liabilities - DCR	4,546	-
Total liabilities	17,142,407	193,860,100

Net assets in liquidation:
Net assets subject to disputed claims	177,264,609	727,012,384
Net assets available to Liquidating Trust Interests	245,174,144	250,796,644
Total net assets	422,438,753	977,809,028

Total liabilities and net assets	$439,581,160	$1,171,669,128

The accompanying notes are an integral part of this unaudited financial statement.

WMI Liquidating Trust
September 2013 Quarterly Summary Report - UNAUDITED
Statement of Changes in Net Assets in Liquidation
(Liquidation Basis)

	Quarter Ended 09/30/2013	Cumulative to Date

Net assets, beginning:	425,038,018	977,809,028

Income
Interest / Investment income - DCR	17,505	340,504
Interest income - runoff notes	3,540,859	24,874,872
Earnings / (Losses) from subsidiaries	(7,808)	(88,879)
Recovery of/(Additional) pre-effective expense	-	66,356,720
Other income / (Expense)	150,315	2,517,540
Total income	3,700,871	94,000,756

Expenses
Payroll and benefits	404,689	2,686,834
Occupancy and supplies	80,404	551,954
Professional fees & services	4,671,170	35,525,614
Other expenses	129,683	979,268

Total operating expenses	5,285,946	39,743,671
Change in reserve for costs to operate trust	(5,285,946)	(27,834,868)
Litigation expenses	335,186	3,212,321
Added / (Reduced) Expense	335,186	15,121,123

Other items
Allowed Claims	-	(35,741,820)
Disbursements to Liquidating Trust Interests	(5,948,079)	(598,127,009)
Other disbursements	(16,871)	(381,080)

Total changes in Net Assets	(2,599,265)	(555,370,275)

Net assets, ending	422,438,753	$422,438,753

NOTES TO FINANCIAL STATEMENTS
(Unless otherwise defined herein, all capitalized terms have the same meaning as defined in the Plan)

Note 1:  Establishing the Trust

The Plan provides for the creation of the Trust.  On or shortly after the Effective Date, certain of the Debtors’ assets were transferred to the Trust for the benefit of those stakeholders who were not paid in full in the Initial Distribution made on or about March 23, 2012 or whose claim was disputed or otherwise unresolved.  The Trust is and will continue to be responsible for liquidating, converting to cash and distributing the Trust’s assets to the Trust’s beneficiaries.  The beneficiaries have received, and will continue to receive, under certain circumstances as specified by the Plan, beneficial interests in the Trust in exchange for their unpaid Claims against or Equity Interests in the Debtors (“Liquidating Trust Interests” or “LTIs”).  The LTIs are not transferable except by will, intestate succession or operation of law.  The outstanding balance for LTIs as of September 30, 2013 is reported on the “Rollforward of Liquidating Trust Interests.”

Creditors who held unpaid claims as of the Effective Date and who were projected to receive recoveries under the Plan as of such date, have received or will receive LTIs for their unpaid Allowed Claims entitling them to future distributions from or by the Trust in accordance with the subordination provisions of the Plan.   If distributions from the Trust become available to creditors and Equity Interest holders who have not received LTIs, additional LTIs will be issued to effectuate future distributions.

In addition, the Liquidating Trustee administers the Disputed Claims Reserve (“DCR”).  Holders of claims who have not been allowed (or holders who have not provided the necessary tax forms) did not receive cash or LTIs as part of the Initial Distribution, and such assets were transferred to the DCR pending resolution of claims (or submission of the necessary tax forms).   Since the Effective Date, the DCR balances have changed due to the disallowance and allowance of disputed claims as well as payment on behalf of LTIs held by the DCR.

The Trust, as a liquidating trust, is intended to qualify as a grantor trust for U.S. federal and state income tax purposes. A grantor trust is generally not treated as a separate taxpaying entity (i.e., it is treated as a pass-thru entity); as such, we do not anticipate that the Trust will be subject to U.S. federal or state income taxation.  See Note 4.

Note 2:  Liquidation Basis Accounting

Given the liquidating nature of the Trust, management is reporting its financial statements using liquidation basis accounting, consistent with AICPA Statement of Position 93-3 (“SOP 93-3”).  Liquidation basis accounting may be considered GAAP for entities that do not intend to continue as a going concern.

Key elements of liquidation basis accounting as set forth in SOP 93-3 include:

•
Assets and liabilities should be reported at their net realizable values.  The Trust is reporting the values consistent with the values used for tax purposes, which were based on estimates made by an independent valuation firm for select assets.

•
Instead of a balance sheet and income statement, the Trust provides a Statement of Net Assets in Liquidation and Statement of Changes in Net Assets in Liquidation.  The Statement of Net Assets should report assets and liabilities at the amount of cash expected to be received or paid in liquidation.  Such a report is inherently uncertain, as it is based on estimates and assumptions.  The cash amounts actually received and paid could be materially different than the reported balances.

•
The costs expected to execute the liquidation should be recorded upfront.  As of the Effective Date, the Trust recorded a liability for the $40.0 million on the Effective Date as provided by the Plan to operate the Trust.  As of December 31, 2012, the Trust estimated that total expenses for the life of the Trust would be

$51.9 million.  The Trust has incurred expenses of $39.5 million from the Effective Date through September 30, 2013, including expenses during the quarter of $5.1 million.  The liability balance as of September 30, 2013 is $12.3 million.

The status of the employee claim litigation changed significantly during the quarter (as discussed in Note 9) increasing the effort and time required to litigate these claims.   Whereas, the current balance for Estimated Costs to Operate the Trust, until dissolved in accordance with the terms of its governing instrument, of $12.3 million represents the budget as of December 31, 2012, less the expenses incurred during the year, the Trust expects that the actual costs to operate the Trust are likely to be significantly higher.

Because the Trust does not have predictable revenue-generating operations, and in an effort to ensure that the Trust has adequate funds-on-hand to support the expected increase in operational costs associated with, among other things, litigating such employee claims, as of November 1, the Trust will hold additional funds of approximately $24 million, bringing total funds available for operational purposes to approximately $36.3 million.  The Trust will complete its annual budgeting process during the first quarter of 2014 and, in accordance with liquidation basis accounting guidelines, will, if appropriate or advisable, adjust the Estimated Cost to Operate the Trust during such budgeting process and reflect any such adjustments on the financial statements included in the Trust’s Annual Report on Form 10-K for the period ended December 31, 2013.

Note 3:  Distributions to LTI Holders

The Plan and Liquidating Trust Agreement provide direction that the Liquidating Trustee will make distributions on at least a quarterly basis, subject to certain exceptions.

The next quarterly Distribution Date is November 1, 2013 (the “November Distribution”).  The Trust is scheduled to distribute $17.1 million effective as of the Distribution Date.  The primary sources for the November Distribution are the receipt of $14.9 million on account of interest on, and a partial redemption of, First Lien Runoff Notes (as defined in the Plan) held by the Trust and a conditional release of $12 million from the Litigation Reserve (see Note 5).   The Trust held certain funds to ensure that the Trust has sufficient funds to pay for the expected increase in costs related to the employee claim litigation.

In accordance with the priority of payments described in Exhibit H to the Plan, the distribution will be allocated solely to claimants in “Tranche 3”.  After the distribution, CCB Guarantees Claims will have been paid in full.  The Plan provides that, after the CCB Guarantee Claims have been paid in full, the Liquidating Trust can distribute the Runoff Notes held by the Trust to holders of Liquidating Trust Interests; which distribution would occur on the next scheduled quarterly distribution date of February 1, 2014.

Note 4:  Disputed Claims Reserve

From and after the Effective Date, the Trust retains, for the benefit of each holder of a disputed claim, Cash, LTIs, and to the extent elected by such holder, Runoff Notes issued by Reorganized WMI, and any dividends, gains or income attributable in respect of any of the foregoing.   The amounts retained are calculated as if each of the claims is an Allowed Claim in an amount equal to the lesser of (i) the liquidated amount set forth in the filed proof of Claim relating to such Disputed Claim, (ii) the amount in which the Disputed Claim shall be estimated by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code and constitutes and represents the maximum amount in which such Claim may ultimately become an Allowed Claim, and (iii) such other amount as may be agreed upon by the holder of such Disputed Claim and the Liquidating Trustee; provided, however, that the recovery by any holder of a Disputed Claim shall not exceed the lesser of (i), (ii) and (iii) above.

Pursuant to the Plan and the Liquidating Trust Agreement, the Liquidating Trustee (A) treats the DCR as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 (and will make any appropriate elections), and (B) to the extent permitted by applicable law, reports consistently with the foregoing for state and local income tax purposes.  Accordingly, the DCR is a separate taxable entity for U.S. federal income tax purposes, and all distributions from such reserve are taxable to such reserve as if sold at fair market value.  Any distributions from the DCR will be treated for U.S. federal income tax purposes as if received directly by the recipient from the Debtors on the original Claim or Equity Interest of such recipient.

 On the Statement of Net Assets, as of September 30, 2013, DCR assets include cash of $177.2 million and $29.3 thousand of Runoff Notes (including interest).  The DCR, by reason of its allocable ownership of LTI assets on behalf of disputed claimants, is entitled to a pro rata share of the remaining assets of the Trust.  Assets of the DCR will be made available to the LTI holders in accordance with the Plan as and when disputed claims become disallowed.  For further information regarding the DCR, see the “Rollforward of Liquidating Trust Interests” and the “Rollforward of Disputed Claims Reserve”.

Note 5:  Reserve for Litigation Costs

The Plan required that the Trust set aside $20.0 million (the “Litigation Reserve”) to potentially pursue recoveries from pending and future investigations, litigations (other than tax-related litigation) and to defend certain claims.  Because it has not been determined whether and to what extent such funds will actually be used, the Trust did not, upon emergence, record a liability for such costs and the Trust reports these litigation costs as they are incurred.  Nevertheless, the Trust does report the cash held on account of the Litigation Reserve as a separate line item on the Statement of Net Assets and the activity is disclosed on the Schedule of Cash Receipts and Disbursements.  As of September 30, 2013, $3.1 million had been paid to professionals representing the Trust in connection with pending and potential investigations, litigations and claims, with total costs incurred in connection with the foregoing were $3.2 million.  These amounts were charged against the Litigation Reserve.

The Litigation Subcommittee of the Trust Advisory Board authorized a release of $12 million from the Litigation Reserve, with such amount to be included in the November Distribution.  The Litigation Subcommittee is actively investigating and/or pursuing claims and causes of action to increase potential recoveries for LTI holders.  The Liquidating Trust Agreement will be amended to allow the Litigation Subcommittee to require, subject to applicable requirements, that the Trust replenish the Litigation Reserve by up to $12 million, on an as needed basis, from funds held by the Trust now, or as funds become available in the future.

After the release on September 30, 2013, the Litigation Reserve has $4.8 million available.

Note 6:  Taxes

Pursuant to the Plan and the Global Settlement Agreement with JPMC and the FDIC, the Trust and JPMC will share in all future WMI net tax refunds on a 20% / 80% pro rata basis, respectively.  There are numerous litigations and refunds remaining at the Federal and State tax levels.  Total net refunds remaining are estimated to be between $200 and $600 million, of which the Trust would receive between $40 and $120 million.  An escrow account was established to accumulate net tax refunds in accordance with the terms of the Global Settlement Agreement.  Management’s current estimate of the Trust’s share of the net tax refunds is $96 million.  There was no significant activity in the tax refund escrow account during the quarter and there are no scheduled distributions from the account.

Note 7:  Runoff Notes

Pursuant to the Plan, Reorganized WMI issued Runoff Notes in the aggregate original principal amount of $130,000,000.00, maturing on the eighteenth (18th) anniversary of the Effective Date, bearing interest at a rate of thirteen percent (13%) per annum (payable in cash to the extent of available runoff proceeds or in kind through the capitalization of accrued interest at the rate of thirteen percent (13%) per annum to the extent runoff proceeds are unavailable).  The repayment of the Runoff Notes is limited to certain proceeds from WM Mortgage Reinsurance Company Inc., which is a wholly-owned subsidiary of Reorganized WMI.  Reorganized WMI redeemed approximately $2.9 million of First Lien Runoff Notes on July 1, 2013.  The proceeds were included in the August

2013 distribution.  On September 3, 2013, Reorganized WMI paid approximately $2.9 million of interest on the First Lien Runoff Notes.  In addition, Reorganized WMI elected to redeem approximately $12 million of First Lien Runoff Notes held by the trust.  Reorganized WMI also elected to make a payment-in-kind interest payment on the Second Lien Runoff Notes held by the Trust.  Accordingly, the interest due on those notes was capitalized to the outstanding principal of the Second Lien Runoff Notes.  The amount of such interest capitalized totaled $752.4 thousand.

At stated in Note 3 above, in accordance with the priority of payments described in Exhibit H to the Plan, the distribution will be allocated solely to claimants in “Tranche 3”.  After the distribution, CCB Guarantees Claims will have been paid in full.  The Plan provides that, after the CCB Guarantee Claims have been paid in full, the Liquidating Trust can distribute the Runoff Notes held by the Trust to holders of Liquidating Trust Interests; which distribution would occur on the next scheduled quarterly distribution date of February 1, 2014.

Pursuant to the Plan, creditors were entitled to elect a distribution of Runoff Notes in lieu of cash received on the Effective Date.  To the extent that eligible creditors did not elect all of the Runoff Notes, any remaining balance of the Runoff Notes was transferred to the Trust. The Plan provides the conditions under which the Trust can distribute the Runoff Notes.  As of September 30, 2013, the Trust owned $101.4 million of Runoff Notes (including paid-in-kind interest) at face amount and interest receivable of $1.1 million for the benefit of all LTI holders.  In addition, the Trust (through the DCR) holds $29.2 thousand of Runoff Notes (including interest) on behalf of disputed claim holders who elected Runoff Notes in lieu of cash.

Note 8:  Disputed Equity Escrow

In addition to the DCR, the Plan established a Disputed Equity Escrow to hold shares of Reorganized WMI common stock for distribution based on the resolution of disputed equity interests.  A dismissal of disputed equity interests will result in a distribution to common shareholders of Reorganized WMI consistent with the allocation of, and manner of distribution of, common shares on the Effective Date.  The shares and any cash distributed on behalf of the shares are held in a separate escrow account that is not recorded as an asset of the Trust.  The Liquidating Trustee is the escrow agent for the Disputed Equity Escrow.  The Disputed Equity Escrow is taxed in a similar manner to the DCR (see description above).  All expenses of the Disputed Equity Escrow (other than taxes) are borne by the Trust.   As of September 30, 2013, there were approximately 2.9 million shares of Reorganized WMI common stock in the Disputed Equity Escrow.

Note 9:  Settlement of Employee Related Claims

The Trust currently holds $129 million in reserves for employee claims filed by 91 former employees of WMB or WMI, as the case may be.  Several claims have been amended and reinstated during the quarter.  As of September 30, 2013, the aggregate “as-filed” amount of these claims totaled approximately $140.2 million.

As previously disclosed earlier this year, the Trust entered into settlements in principle with 56 of these claimants representing over $90 million of disputed claims.  Since then, the Federal Deposit Insurance Corporation (“FDIC”) and Federal Reserve Board (“FRB”) directed the Trust to submit a letter request seeking a determination as to the applicability of the so-called "golden parachute" regulations with respect to certain benefits for which these claimants are seeking payment – either through settlement or litigation.  As a result of the FDIC’s and FRB’s directive, only 32 claimants (representing approximately $19 million in claims) entered into stipulations with the Trust and agreed to participate in the interagency approval process.  In response to the Trust's letter request on behalf of the 32 claimants, by letter, dated July 14, 2013, the FDIC notified the Trust that payments on account of such settlements (other than one de minimis settlement) are subject to such “golden parachute" regulations and can only be paid to claimants if and when the FDIC and FRB approve payment following a duly submitted application.  The Trust filed such application on August 14, 2013.  On the same day, the Trust also filed a second letter request with the FDIC requesting a determination as to whether such "golden parachute" regulations are applicable with respect to payments that would be payable to non-settling claimants (or claimants with settlements in principle who declined to finalize and execute stipulations with the Trust) if such claimants prevail on their claims before the

Bankruptcy Court.  Both of the Trust's interagency application and the August 14, 2013 letter request remain pending.

On August 22, 2013, Judge Walrath directed the Trust to seek a declaratory judgment with respect to whether, among other things, the "golden parachute" regulations apply to payments on account of the various employee claims - whether settled or litigated to finality.   In accordance with the Bankruptcy Court’s directive, on September 20, 2013, the Trust filed a complaint in the United States District Court for the Western District of Washington seeking such a declaratory judgment.  The Trust is unable to predict how long it will take to litigate the issues set forth in such complaint; however, because certain of the defendants named therein have indicated that they will engage in motion practice to have the Trust’s complaint dismissed or transferred to another venue for hearing, the Trust expects that these issues are not likely to be resolved quickly.  Indeed, as of the date hereof, one such motion has been filed.

Based on the foregoing, the Trust believes that the status of some or all of the settlements described above may change.  As a result, there can be no assurances that one or more these settlements will actually be consummated and value distributed on account thereof.

On a related note, during the hearing on August 22, 2013, the Court also ordered the parties to continue to work on a scheduling order covering the litigation of the employee claims held by non-settling parties.  As part of the scheduling order, the Court also ordered a resumption of discovery related to the employee claims, notwithstanding the Trust’s argument that such discovery should continue to be stayed until such time as the aforementioned declaratory judgment and interagency application process are resolved.  The Court has set a trial date on change-in-control issues for early September 2014.

In a motion filed with the Court in August 2013, (the “Motion to Estimate”) the Trust sought to cap the maximum allowable amount payable on account of "change in control" claims in accordance with limitations imposed by Section 502(b)(7) of the Bankruptcy Code (the “502(b)(7) Cap”) and to release reserves held in excess of such amounts, which the Trust estimates to be in the range of between $30 and $67 million.  At the hearing held to consider the Motion to Estimate, the Court did not explicitly rule on the Motion to Estimate, instead stating on the record the Court’s belief that a motion seeking partial summary judgment, presumably based on grounds substantially similar to those set forth in the Motion to Estimate, was a more appropriate method by which to address issues associated with the 502(b)(7) Cap.  The Trust shall file such motion for partial summary judgment by October 31, 2013.

WMI Liquidating Trust
September 2013 Quarterly Summary Report -- UNAUDITED
Rollforward of Liquidating Trust Interests (1)

	Beginning -- 07/01/13	Post Effective Accretion	Allowed	Disallowed	Disbursement	Other	Ending -- 09/30/13	09/30/13 - 11/01/13 Accretion	Projected 11/01/13 Distribution	Projected Ending Balance

CCB (Tranche 3) (2)	22,103,516	186,568	-	-	(5,881,710)	-	16,408,374	57,541	(16,465,916)	-

PIERS (Tranche 4) (3)	236,851,492	1,057,864	-	-	-	-	237,909,356	373,369	-	238,282,724

Remaining Postpetition Interest Claim (Tranche 4) (4)	46,462,141	226,718	-	-	-	-	46,688,859	79,117	-	46,767,977

Allowed General Unsecured Claims (Tranches 2-4)	3,453,689	16,638	-	-	(66,369)	-	3,403,957	5,768	(186,206)	3,223,520

LTI balances -- Current LTI holders	308,870,838	1,487,788	-	-	(5,948,079)	-	304,410,547	515,796	(16,652,122)	288,274,221

LTI balances -- Disputed Claims (3)	7,908,775	38,101	-	-	(151,983)	-	7,794,892	13,209	(426,403)	7,381,698

TOTAL LTI Balances	316,779,612	1,525,889	-	-	(6,100,062)	-	312,205,439	529,005	(17,078,525)	295,655,919

NOTES

* Holders of Liquidating Trust Interests will receive statements of their individual LTI holdings outlining the respective rollforward activity through 11/01/13.

1)
Liquidating Trust Interests are not issued to holders of subordinated claims and equity interests.  Additional LTI's will only be issued to holders of subordinated claims and equity interests if proceeds exceed the face amounts issued to current LTI holders.

2)	CCB balance excludes the LTI portion allocable to the common stock component of the CCB claim.

3)
PIERS balance represents "Cap" established due to difference between Federal Judgment Rate and Subordinated Contractual Rates.  The adjustment in the "Post Effective Accretion" column represents the FJR interest paid to the class partially offset by the subordination of PIERS to senior levels, increasing the "Cap", or in other words, the highest possible amount that PIERS holders can collect as of the date of this report.

4)
A Claim by a holder of an Allowed Senior Notes Claim with respect to Floating Rate Notes against any of the Debtors or the Debtors’ estates for interest accrued during the period from the Petition Date up to and including the date of final payment of such Claim, in an amount equal to (a) such holder’s Postpetition Interest Claim minus (b) such holder’s Intercreditor Interest Claim.

WMI Liquidating Trust
Next Dollar Analysis - LTI Balance as of September 30, 2013

Remaining Aggregate Distribution	Distribution Description	LTI Distribution Recipient (1) (2)

Up to $17,035,830	Until LTI holders of CCBs claims are paid in full	CCB CUSIPs	96.32%
		General Unsecured Claims	3.68%

$17,035,831 - $75,283,456	Until Debtor begins to pay actual post-petition interest as	General Unsecured Claims	3.58%
	opposed to by reason of contractual subordination	PIERS CUSIPs	96.42%

$75,283,457 - $312,205,439	Until LTI holders of Remaining Post-Petition Interest, PIERS and GUC are paid in full	Remaining Post Petition Interest Claim -- Senior Floating	19.71%
		General Unsecured Claims	3.58%
		PIERS CUSIPs	76.71%

NOTES:
(1)	The percentages represent the percentage of each incremental distributed dollar each group would receive. The percentages represent the group in total. Due to various elements including, but not limited to, the pro rata calculation on interest versus principal and the timing of the allowance of a claim, the percentage for an individual claim and/or group will vary from the group's total percentage.

(2)	The disputed claims (on an "as if allowed" basis) are included in the General Unsecured Claims percentages.

WMI Liquidating Trust
Next Dollar Analysis - Projected LTI Balance after November 1, 2013 Distributions

Remaining Aggregate Distribution	Distribution Description	LTI Distribution Recipient (1) (2)

Up to $58,733,936	Until Debtor begins to pay actual post-petition interest as	General Unsecured Claims	3.59%
	opposed to by reason of contractual subordination	PIERS CUSIPs	96.41%

$58,733,937 - $295,655,919	Until LTI holders of Remaining Post-Petition Interest, PIERS and GUC are paid in full	Remaining Post Petition Interest Claim -- Senior Floating	19.74%
		General Unsecured Claims	3.59%
		PIERS CUSIPs	76.67%

NOTES:
(1)	The percentages represent the percentage of each incremental distributed dollar each group would receive. The percentages represent the group in total. Due to various elements including, but not limited to, the pro rata calculation on interest versus principal and the timing of the allowance of a claim, the percentage for an individual claim and/or group will vary from the group's total percentage.

(2)	The disputed claims (on an "as if allowed" basis) are included in the General Unsecured Claims percentages.

WMI Liquidating Trust
September 2013 Quarterly Summary Report - UNAUDITED
Rollforward of Disputed Claims Reserve

	Disputed Assets (1)	LTI (2)

Beginning Balance - 06/30/13	177,101,622	7,908,775

Post-effective Accretion on LTI portion	-	38,101

Net Interest Earned on Disputed Assets	10,871	-

Cash Distribution to Disputed LTIs	151,983	(151,983)

Less: Allowed Clams	-	-

Less: Disallowed Claims	-	-

Other Adjustments	132	-

Ending Balance - 09/30/13	177,264,608	7,794,893

NOTES:
1)	"Disputed Assets" includes cash held for the benefit of disputed claims as well as Runoff Notes elected by disputed claim holders in lieu of cash on the Effective Date
2)	The face amount of unpaid claims which represents a claim against the general assets of the Trust, distributable in accordance with the subordination provisions of the Plan